As filed with the Securities and Exchange Commission on December 23, 2010
Registration No. 333-151038

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
American Commercial Lines Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of	75-3177794
incorporation or Organization)	(I.R.S. Employer Identification No.)
1701 E. Market Street
Jeffersonville, IN 47130
(Address, Including Zip Code, of Principal Executive Offices)

American Commercial Lines Inc. 2008 Omnibus Incentive Plan
(Full title of the plan)
American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors
(Full title of the plan)
American Commercial Lines Inc. 2005 Stock Incentive Plan
(Full title of the plan)

Dawn R. Landry
American Commercial Lines Inc.
1701 E. Market Street, Jeffersonville, Indiana 47130
(Name, Address and Telephone number, including area code, of Agent for Service)
COPY TO:
Amy Bowerman Freed, Esq
Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
(212) 918-3000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment No. 2 to Form S-8 relates to the Registration Statement on Form S-8 (333-151038), filed with the Securities and Exchange Commission on May 20, 2008, as amended by Post-Effective Amendment No. 1 filed with the Securities and Exchange Commission on May 21, 2008 (the “Registration Statement”) by American Commercial Lines Inc., a Delaware corporation (the “Company”), relating to 5,861,417 shares of the Company’s common stock, $0.01 par value per share, reserved for issuance under the Company’s 2008 Omnibus Incentive Plan, the Company’s Equity Award Plan for Employees, Officers and Directors and the Company’s 2005 Stock Incentive Plan.
     On December 21, 2010 pursuant to the Agreement and Plan of Merger, dated as of October 18, 2010, by and among the Company, Finn Holding Corporation, a Delaware corporation (“Parent”), and Finn Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.
     As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jeffersonville, State of Indiana, on December 23, 2010.

AMERICAN COMMERCIAL LINES INC.
By:	/s/ Michael P. Ryan
Michael P. Ryan
President and Chief Executive Officer